Exhibit 15

Acknowledgement of Independent Auditor

April 27, 2005

To the Board of Directors of

WellChoice, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WellChoice, Inc. 2003 Omnibus Incentive Plan and WellChoice, Inc. 2003 Employee Stock Purchase Plan of our report dated April 14, 2005 relating to the unaudited consolidated interim financial statements of WellChoice, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

/s/    ERNST & YOUNG LLP

New York, NY